Exhibit 5.1

[Ropes & Gray LLP letterhead]

September 21, 2009

Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, MA 02210

Re: Cabot Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of an unlimited amount of unsecured debt securities (the “Debt Securities”) of Cabot Corporation, a Delaware corporation (the “Company”).

The Debt Securities are to be issued under an Indenture to be entered into between the Company and U.S. Bank National Association, as trustee, as supplemented by one or more supplemental indentures (together, the “Indenture”).

We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

Based upon the foregoing, we are of the opinion that, when the definitive terms of the Debt Securities have been determined and approved by authorized officers of the Company in accordance with the Indenture and the due authorization thereof by the Board of Directors of the Company and the Audit Committee thereof, and such Debt Securities have been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, such Debt Securities will be the valid and legally binding obligations of the Company and will be entitled to the benefits of the Indenture, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in any related prospectus or prospectus supplement under the caption “Validity of Notes” or “Validity of Debt Securities.” In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Debt Securities while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP